CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION

                                       OF

                                SEGWAY VII CORP.
                                                                     FILED
                                                                APRIL 23, 2002

Federal Employer Identification No.

         Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Amendment to its Certificate of Incorporation:

1.       The name of the corporation is:

         SEGWAY VII CORP.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 16th day of April, 2002.

         Resolved Article First of the Certificate of Incorporation be amended to read as follows:

                  The name of the corporation is WAYCOOL3D, INC.

3. The number of shares outstanding at the time of the adoption of the amendment was 5,000,000. The total number of share entitled to vote thereon was 5,000,000.

4.       The number of shares for and against such amendment is as follows:

         Number of Shares Voting for Amendment: 5,000,000.

         Number of Shares Voting Against Amendment; 0

5. The effective date of this Amendment to the Certificate of Incorporation shall be upon filing.

Dated this 23rd day of April, 2002

                                    SEGWAY VII CORP.
                                    Corporate Name

                                    By: /s/ Richard I. Anslow
                                    ---------------------------------
                                            Signature

                                    Richard I. Anslow
                                    ---------------------------------
                                    Type Name and Title